Exhibit 10.12

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”) dated as of December 9, 2008, is entered into among MODUSLINK CORPORATION, a Delaware corporation (“ModusLink”), SALESLINK LLC, a Delaware limited liability company (“SalesLink”), SALESLINK MEXICO HOLDING CORP., a Delaware corporation (“SalesLink Mexico”) (each herein called a “Borrower” and collectively, the “Borrowers”), the lenders party hereto (herein collectively called the “Lenders” and each individually called a “Lender”) and BANK OF AMERICA, N.A. (as successor by merger to LaSalle Bank National Association), as a Lender and as Agent for the Lenders.

WHEREAS, the Borrowers and the Lenders are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of October 31, 2005 as amended by (i) that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 29, 2006, (ii) that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 9, 2007, (iii) that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2007 and (iv) that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2008 (the “Loan Agreement”);

WHEREAS, Borrowers have failed to comply with the Fixed Charge Coverage Ratio covenant set forth in Section 7.1(iii) of the Loan Agreement as of October 31, 2008, which constitutes an Event of Default under the Loan Agreement (the “Designated Default”); and

WHEREAS, Borrowers have requested that the Lenders waive the Designated Default and the Lenders are willing to waive the Designated Default subject to, and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, it is agreed that:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2. Waiver. From and after the date of this Agreement, and subject to the other terms and conditions set forth in this Agreement, the Lenders hereby waive the Designated Default and all of its rights and remedies with respect to such Designated Default. The foregoing shall not be deemed a waiver of any Event of Default or Default which may occur after the date hereof or establish a custom or course of dealing between the Lenders and Borrowers, nor shall such waiver modify Borrowers’ obligations to comply with Sections 7.1(iii) of the Loan Agreement.

3. Agreements in Respect of Waiver. In consideration for the agreement of the Lenders to waive the Designated Default, each Borrower hereby acknowledges and agrees to the following terms, conditions and agreements:

3.1 Financial Covenant Restructuring. In the event that the financial covenants contained in the Loan Agreement are not amended by January 31, 2009 in a manner acceptable to Lenders in their sole discretion (the “Covenant Restructuring Amendment”), such failure to amend the financial covenants shall constitute an Event of Default under the Loan Agreement and the Agent and Lenders shall have all rights and remedies available to them as a result of the occurrence of an Event of Default under the Loan Agreement and the other Ancillary Agreements. The Lenders agree to exercise their discretion in connection with the Covenant Restructuring Amendment in good faith, provided, however, that the Borrowers hereby acknowledge that the following items shall be conditions precedent to the effectiveness and consummation of the Covenant Restructuring Amendment:

(i) The Agent and Lenders shall have received the audited financial statements of Borrowers required to be delivered pursuant to Section 7.2(C)(i) of the Loan Agreement and such audited financial statements shall have no material deviations from the internally prepared annual financial statements for fiscal year 2008 previously delivered to the Agent and Lenders; and

(ii) The Agent and Lenders shall have received the results of the field exam that is being commenced on or around the date of this Agreement and such results shall be acceptable to Agent and Lenders in their sole discretion.

3.2 Approval of Advances under Revolving Credit Facility. Notwithstanding any other provision contained in the Loan Agreement to the contrary, until such time that the Covenant Restructuring Amendment is consummated and in effect, each request for an advance under the Revolving Credit Facility by Borrowers, and all advances made in connection therewith, shall be conditioned upon and subject to the receipt by Agent of approval of such advance from each Lender (including delivery of to Agent via electronic email). Each Lender may grant or withhold its approval in connection with any request for an advance under the Revolving Credit Facility in such Lender’s sole discretion for any reason (or for no reason). No Lender shall be obligated to advance any amounts in connection with a request for a Revolving Loan by the Borrowers unless each Lender has approved such request and has agreed to make an advance pursuant thereto. For the avoidance of doubt, at such time that the Covenant Restructuring Amendment is consummated and effective, this Section 3.2 shall be of no further force and effect.

3.3 Cash Collateralization of Letters of Credit. Notwithstanding any other provision contained in the Loan Agreement to the contrary, until such time that the Covenant Restructuring Amendment is consummated and in effect, the Issuing Lender shall be under no obligation to issue Letters of Credit for the account of a Borrower unless (i) the Borrowers shall have deposited in a cash collateral account opened by the Issuing Lender available funds free and clear of all Liens in an amount equal to the face amount of such Letter of Credit prior to such the issuance of such Letter of Credit by the Issuing Lender and (ii) all other conditions to the issuance of such Letter of Credit which are contained in the Loan Agreement have been satisfied. For the avoidance of doubt, at such time that the Covenant Restructuring Amendment is consummated and effective, this Section 3.3 shall be of no further force and effect.

4. Representations and Warranties. Each Borrower hereby jointly and severally represents and warrants to Lenders that:

4.1 Due Authorization, etc. The execution and delivery of this Agreement and the performance of such Borrower’s obligations under the Loan Agreement are duly authorized by all necessary corporate or company action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its certificate of incorporation or organization, as applicable, or by-laws or limited liability company agreement, as applicable, or that of any of its Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

4.2 Validity. This Agreement has been duly executed and delivered by such Borrower and, together with the Loan Agreement, are the legal, valid and binding obligations of such Borrower to the extent such Borrower is a party thereto, enforceable against such Borrower in accordance with their respective terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

4.3 Representations and Warranties. The representations and warranties contained in Section 6 of the Loan Agreement are true and correct on the date of this Agreement, except to the extent that such representations and warranties (a) solely relate to an earlier date or (b) have been changed by circumstances permitted by the Loan Agreement.

5. Conditions Precedent. The waiver set forth in Section 2 of this Agreement shall become effective upon satisfaction of all of the following conditions precedent:

5.1 Receipt of Documents. Agent shall have received all of the following, each in form and substance satisfactory to Agent:

(a) Agreement. A counterpart original of this Agreement duly executed by Borrowers.

(b) Secretary’s Certificate. A certificate of the secretary of each Borrower dated the date of the execution of this Agreement substantially in the form of Exhibit A to this Agreement.

(c) Officer’s Certificate. A certificate of the chief financial officer of each Borrower dated the date of the execution of this Agreement, substantially in the form of Exhibit B to this Agreement.

(d) Other. Such other documents as Agent may reasonably request.

5.2 Payment of Waiver Fee. Agent shall have received a waiver fee for the ratable benefit of the Lenders from Borrowers in the amount of $16,000, it being agreed and acknowledged that each Lender shall receive $8,000 of such waiver fee.

5.3 Other Conditions. No Event of Default or Default other than the Designated Default shall have occurred and be continuing.

6. Miscellaneous.

6.1 Warranties and Absence of Defaults. In order to induce Lenders to enter into this Agreement, each Borrower jointly and severally hereby warrants to Lenders, as of the date of the actual execution of this Agreement, that (a) no Event of Default or Default other than the Designated Default has occurred which is continuing as of such date and (b) the representations and warranties in Section 4 of this Agreement are true and correct.

6.2 Documents Remain in Effect. Except as amended and modified by this Agreement, the Loan Agreement and the other documents executed pursuant to the Loan Agreement remain in full force and effect and each Borrower hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Loan Agreement and the other documents executed pursuant to the Loan Agreement.

6.3 Reference to Loan Agreement. On and after the effective date of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Loan Agreement” in any Note and in any Ancillary Agreement, or other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreement, shall mean and be a reference to the Loan Agreement as any provisions contained therein may be amended or modified pursuant to this Agreement.

6.4 Headings. Headings used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

6.5 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

6.6 Expenses. Borrowers agree to pay on demand all costs and expenses of Lenders (including reasonable fees, charges and disbursements of Lenders’ attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree to pay, and save Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings under the Loan

Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 6.6 shall survive any termination of this Agreement or the Loan Agreement.

6.7 Governing Law. This Agreement shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable laws, but if any provision of this Agreement shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.8 Successors. This Agreement shall be binding upon Borrowers, Lenders and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lenders and the successors and assigns of Lenders.

[signature page attached]

IN WITNESS WHEREOF, this Waiver Agreement has been duly executed as of the day and year first written above.

BORROWERS:

MODUSLINK CORPORATION a Delaware corporation		SALESLINK LLC a Delaware limited liability company

By:	/s/ Steven G. Crane	By:	/s/ Steven G. Crane
Name: Steven G. Crane Title: Chief Financial Officer		Name: Steven G. Crane Title: Chief Financial Officer

SALESLINK MEXICO HOLDING CORP. a Delaware corporation

By:	/s/ Steven G. Crane
Name: Steven G. Crane Title: Chief Financial Officer

AGENT:

BANK OF AMERICA (as successor by merger to LaSalle Bank National Association), as Agent

By:	/s/ Rosanne Parsill
Name:	Rosanne Parsill
Title:	Assistant Vice President

Address Bank of America, N.A. 135 South LaSalle Chicago, Illinois 60603
Attn:	Bozena Janociak
Fax:	(877) 207-0732

LENDERS:

BANK OF AMERICA (as successor by merger to LaSalle Bank National Association), as a Lender

By:	/s/ David Bacon
Name:	David Bacon
Title:	Vice President

Address Bank of America, N.A. 135 South LaSalle Chicago, Illinois 60603
Attn:	David Bacon
Fax:	(312) 904-0409

RBS CITIZENS, NATIONAL ASSOCIATION f/k/a CITIZENS BANK OF MASSACHUSETTS, as a Lender

By:	/s/ Victoria P. Lazzell
Name:	Victoria P. Lazzell
Title:	Senior Vice President

Address RBS Citizens, National Association 53 State Street 8th Floor Boston, Massachusetts 02109
Attn:	Victoria P. Lazzell, Senior Vice President
Fax:	(617) 742-9548